Exhibit 99.1

Seattle Genetics Announces Global License

Agreement with Immunomedics for

Sacituzumab Govitecan (IMMU-132), a

Promising Late-Stage ADC for Solid Tumors

-Seattle Genetics to Lead Development, Manufacturing and Commercialization of Sacituzumab Govitecan Globally-

-Planned BLA for Triple Negative Breast Cancer Indication; Other Solid Tumors Being Explored in the Clinic-

-Conference Call Today at 8:30 a.m. ET-

February 10, 2017 06:49 AM Eastern Standard Time

BOTHELL, Wash.—(BUSINESS WIRE)—Seattle Genetics, Inc. (Nasdaq: SGEN), a global biotechnology company, today announced a development and license agreement with Immunomedics, Inc. (Nasdaq: IMMU) under which Seattle Genetics would receive exclusive worldwide rights to develop, manufacture and commercialize sacituzumab govitecan (IMMU-132). Sacituzumab govitecan is an antibody-drug conjugate (ADC) targeted to TROP-2, which is expressed in several solid tumors including cancers of the breast, lung and bladder. Sacituzumab govitecan is in a phase 1/2 trial for patients with triple negative breast cancer (TNBC), as well as multiple other solid tumors. It received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of patients with TNBC who have failed prior therapies for metastatic disease. Data from the phase 1/2 trial are intended to serve as the basis for a planned Biologics License Application (BLA) submission under the FDA’s accelerated approval regulations.

“This agreement would add a promising late-stage ADC to our pipeline as we continue making progress towards our goal of becoming a global, multi-product oncology company. Sacituzumab govitecan would complement our existing pipeline by providing a potential near-term opportunity to commercialize a second drug in the United States, expand our international capabilities in Europe and elsewhere and extend our efforts in solid tumors,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “In addition, we believe our expertise in ADCs, including demonstrated success in clinical development, regulatory, manufacturing and commercialization, ideally positions Seattle Genetics to advance this program globally. We look forward to working with Immunomedics to advance this program for patients in need, including those with triple negative breast cancer and other solid tumors.”

Cynthia L. Sullivan, President and Chief Executive Officer of Immunomedics, said, “After a long and robust process, we concluded that licensing our lead asset, sacituzumab govitecan, to Seattle Genetics, the leading ADC company, would give us the best opportunity to advance this product on behalf of advanced stage cancer patients. Sacituzumab govitecan has the potential to drive significant value for patients with multiple types of cancer who are in need of new therapy options, and we look forward to continuing its development with Seattle Genetics.”

Upon closing of the transactions contemplated by the development and license agreement, Immunomedics would receive an upfront payment of $250 million. In addition, Seattle Genetics would pay development, regulatory and sales-dependent milestone payments across multiple indications and geographic regions of up to a total maximum of approximately $1.7 billion, as well as tiered double-digit royalties. The closing of the transactions contemplated by the development and license agreement is subject to customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, for a limited period of time, Immunomedics has the right to continue discussions with a small number of parties that previously expressed interest in licensing sacituzumab govitecan. If a third party provides Immunomedics with a financially superior licensing offer, Seattle Genetics has the right to match any such offer, and if it decides not to match, Immunomedics has the right to accept the superior offer and terminate the proposed development and license agreement upon payment of a termination fee to Seattle Genetics.

Concurrent with the transaction, Seattle Genetics is purchasing approximately $15 million of common stock, representing a 2.8 percent stake in Immunomedics. Seattle Genetics has also been granted the right to purchase an additional 8,655,804 shares of common stock at a price of $4.90 per share for a defined period. The equity purchase and rights are not subject to closing of the development and license agreement.

Seattle Genetics’ 2017 financial guidance provided on and as of February 9, 2017 does not take into account the impact of the transactions contemplated by the development and license agreement or the equity investment in Immunomedics. Seattle Genetics plans to update its 2017 financial guidance after the closing of the transactions contemplated by the development and license agreement.

About Sacituzumab Govitecan

Sacituzumab govitecan is an ADC composed of an anti-TROP-2 antibody linked to SN-38, the active metabolite of irinotecan. TROP-2 is a cell-surface receptor that is expressed on several tumors, including cancers of the breast, colon, lung and bladder.

In data reported from a phase 1/2 trial, in 85 evaluable patients with metastatic TNBC, sacituzumab govitecan showed an objective response rate of 29 percent and a median duration of response of 10.8 months. For all 89 patients in the intent-to-treat population, the estimated median overall survival was 18.8 months. Sacituzumab govitecan was generally well-tolerated. The most common adverse events were nausea, neutropenia, diarrhea, anemia, vomiting and fatigue.

In 2016, sacituzumab govitecan received Breakthrough Therapy Designation from the FDA for the treatment of patients with TNBC who have failed prior therapies for metastatic disease. The regulatory agency has also granted the ADC Fast Track designation for patients with small-cell lung cancer (SCLC) or non-small-cell lung cancer (NSCLC). In addition, sacituzumab govitecan has been designated an orphan drug by the FDA for the treatment of patients with SCLC or pancreatic cancer and by the European Medicines Agency (EMA) for the treatment of patients with pancreatic cancer.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the transaction today at 5:30 a.m. Pacific Time (PT); 8:30 a.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the Investors and News section, or by calling 800-279-9534 (domestic) or 719-325-2108 (international). The conference ID is 2159368. A replay of the discussion will be available beginning at approximately 8:30 a.m. PT today from the Seattle Genetics website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 2159368. The telephone replay will be available until 5:00 p.m. PT on Monday, February 13, 2017.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs and is commercially available globally in 66 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the anticipated closing of the transactions contemplated by the development and license agreement and the timing and benefits thereof; the expected future impacts from, planned regulatory filings relating to and the performance of, sacituzumab govitecan; the future development, commercial and other opportunities relating to the licensing of sacituzumab govitecan, including the expectation of the near-term opportunity to launch a second drug in the U.S.; and other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, risks related to Seattle Genetics’ ability to complete the transactions contemplated by the development and license agreement on the proposed terms and schedule, including risks and uncertainties related to the satisfaction of closing conditions and the possibility that competing offers by third parties for the licensing of sacituzumab govitecan will be made; risks associated with licensing transactions, such as the risks that sacituzumab govitecan will not be integrated into Seattle Genetics’ pipeline successfully or will not perform in clinical testing as expected, in which case, Seattle Genetics’ may not recover its investment in sacituzumab govitecan; risks related to future opportunities and plans for Seattle Genetics and sacituzumab govitecan, including uncertainty of the expected future regulatory filings and future development of sacituzumab govitecan; the possibility that if Seattle Genetics does not complete the transactions contemplated by the development and license agreement or does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Seattle Genetics’ common stock could decline; the difficulty and uncertainty of pharmaceutical product development; the inherent uncertainty associated with the regulatory approval process, including the risk that regulatory approval for sacituzumab govitecan in the U.S. or elsewhere may not be obtained in a timely manner or at all. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Seattle Genetics, Inc.

Investors:

Peggy Pinkston, 425-527-4160

ppinkston@seagen.com

or

Media:

Brandi Robinson, 425-527-2910

brobinson@seagen.com